Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to reference to our firm under the caption Experts and to the use in the Registration Statement on Form F-1 of Optimi Health Corp. of our report dated May 26, 2025, with respect to the consolidated financial statements of the Company for the year ended September 30, 2023.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

September 5, 2025